Merrill Lynch Alternative Investments
250 Vesey Street, 11th Floor
New York, NY 10080

March 17, 2015

Re:  Systematic Momentum FuturesAccess LLC (the “Fund”)

Dear Client:

We are writing to notify you that we have extended the deadline for you to consent or otherwise respond to the proposals described in the notice of consent solicitation dated January 30, 2015.  In that notice we asked for your consent to a proposed transaction, now expected to close on or about May 1, 2015, in which Merrill Lynch Alternative Investments LLC (“MLAI”) will transition its role as investment manager for the Fund to FRM Investment Management (USA) LLC, formerly known as Pine Grove Asset Management LLC, a subsidiary of the Man FRM investment division of Man Group plc (any or collectively, “Man”). The new consent date has been extended to April 20th, 2015.

As stated in our previous notice, the transaction may be considered an “assignment” of the Fund’s investment management agreement to Man.  In that notice, we asked that you approve the change in investment manager and an amendment to the Fund’s Operating Agreement.

If you have already sent us your response on this matter, please disregard this notice and we apologize for the inconvenience.  If you have not yet responded, we would ask that you provide your response as soon as possible, either by signing and returning the enclosed Investor Consent or otherwise responding by one of the voting methods listed.

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If you have any questions regarding this letter and its content, please do not hesitate to contact your Investment Professional. If you do not have an Investment Professional, please call the Fund’s Client Service team at 866-637-2587.

Sincerely,

Ninon Marapachi
Head of Hedge Fund Origination & Product Management
GWIM Alternative Investments Group